Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-1 of SG Blocks, Inc. of our report dated March 30, 2020, related to our audits of the consolidated balance sheets of SG Blocks, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas

April 15, 2020